Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Names Edric C. Funk President and Chief Operating Officer

BLOOMINGTON, Minn. (August 12, 2025) – The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today announced that Edric C. Funk has been appointed president and chief operating officer, effective September 1, 2025.

Funk, a 29-year veteran of the company, has served as group vice president of Golf, Grounds and Irrigation since 2022. In this new role, he will assume responsibility for all of the company’s global businesses and integrated supply chain operations, continuing to report to Richard M. Olson, chairman and chief executive officer.

“Edric’s track record of driving business performance and fostering innovation uniquely equips him for the role of chief operating officer,” said Olson. “Throughout his tenure, Edric has consistently delivered strong financial results and value creation across diverse technical and business functions – directly contributing to our growth and competitive position. His deep understanding of our customers, and technologies coupled with a disciplined strategic approach, will continue to propel The Toro Company forward and create value for all stakeholders.”

Since joining The Toro Company in 1996 as a design engineer, Funk transitioned to marketing in 2003 and held roles of increasing responsibility in the company’s Residential, Landscape Contractor, International and Commercial businesses. In 2014, he was promoted to director of global product management for the Commercial and International businesses, and in 2017 was named managing director of the company’s Center for Technology, Research & Innovation (CTRI). Funk went on to become the general manager of the Sitework Systems business in 2020, before being promoted to group vice present of Golf, Grounds and Irrigation, where he has played an influential role in driving performance across multiple professional product categories.

Funk was instrumental in the acquisitions of both Left Hand Robotics and TURFLYNX, which accelerated the development of robotic mowing platforms recently introduced to the market. He also elevated the organization’s technology community through the creation of its Technology Forum and has championed integrated smart systems delivering more holistic solutions for customers. In 2020, he was recognized by Golf, Inc. as one of the Most Innovative People in Golf.

“I am honored to serve in this role, and I look forward to working alongside our talented team to drive operational performance across our businesses, with a focus on accelerating profitable growth, advancing the company’s technology roadmap and optimizing global supply chain operations,” said Funk.

Funk received a Bachelor of Science in engineering from the University of Minnesota and an MBA from The University of Minnesota – Carlson School of Management. He also has a professional certificate in innovation and technology from the Massachusetts Institute of Technology. He serves on the boards of the National Golf Foundation, The Toro Company Foundation, and Red Iron Acceptance.

About The Toro Company The Toro Company (NYSE: TTC) is a leading global provider of solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.6 billion in fiscal 2024, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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